Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement No. 333-202271 of United States Cellular Corporation on Form S-3 of our report dated February 28, 2014, relating to the financial statements of Los Angeles SMSA Limited Partnership as of December 31, 2013 and for the two years in the period ended December 31, 2013, appearing in the Annual Report on Form 10-K of United States Cellular Corporation for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

May 1, 2015